Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:	Investor Contact:
Jay Worley (610) 902-6206	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	barry.strzelec@airgas.com
For release:             Immediately
Airgas Reports Third Quarter EPS of $0.76,
13% Growth over Prior Year
RADNOR, PA — January 28, 2009 — Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical and specialty gases, and welding, safety and related products, today reported growth in sales, operating income and earnings, as well as strong free cash flow* for its third quarter ended December 31, 2008.
Quarterly net earnings grew to $62.9 million, or $0.76 per diluted share, compared to $56.8 million, or $0.67 per diluted share, in the prior year, representing a 13% increase in earnings per share. The prior year quarter included $0.01 per diluted share of integration expense primarily associated with the acquisition of Linde’s U.S. packaged gas business, and a one-time $0.01 per diluted share tax benefit related to a change in state tax law.
Third quarter sales increased 7% from the prior year to $1.1 billion. Acquisitions contributed 6% to the increase, and total same-store sales grew 1% in the quarter, with gas and rent up 6% and hardgoods down 5%.
“Our strategic products, which have favorable long-term growth profiles and represent about 40% of sales, posted 4% organic growth in the quarter,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The second half of the quarter was characterized by widespread slowing across most of our customer segments, with relative strength in the medical, analytical, and food and beverage segments.
“Our operating margins held up relatively well, demonstrating our ability to react quickly in a downturn,” McCausland added, referring to the Company’s 12.1% operating margin in the quarter. “We generated $59 million of free cash flow this quarter, marking our sixth straight quarter of free cash flow in excess of $50 million. Looking forward, we are targeting curtailment of capital expenditures as we complete significant plant projects in the next two quarters.”
Return on capital* increased 40 basis points over the prior year to 13.5%. Year-to-date free cash flow* was $171 million, compared to $162 million in the prior year.
Assuming a modest decline from third quarter sales and the realization of expected benefits from its previously announced expense reduction efforts, the Company expects earnings per diluted share of $0.73 to $0.76 in the fourth quarter, a range similar to third quarter earnings. The Company expects full-year earnings per diluted share of $3.16 to $3.19 in fiscal 2009, representing 19% to 20% growth over fiscal 2008. Prevailing economic conditions offer limited visibility into future sales and earnings, which should be taken into consideration when evaluating the Company’s guidance.
The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Thursday, January 29. The teleconference will be available by calling (888) 218-8059. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section on the Company’s Internet site at www.airgas.com. A webcast of the teleconference will be available live and on demand through February 25 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through February 6. To listen, call (888) 203-1112 and enter passcode 9430654.

* See attached reconciliations and calculations of the non-GAAP return on capital and free cash flow financial measures.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

# # #
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: curtailment of capital expenditures; completion of significant plant projects in the next two quarters; prevailing economic conditions offering limited visibility into future sales and earnings; expectations for fourth quarter fully diluted earnings per share to be in the range of $0.73 to $0.76; expectations for full-year diluted earnings per share to be in the range of $3.16 to $3.19; and our ability to react quickly in a downturn. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: continued weakening of the economy resulting in weakening demand for our products; weakening operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivables; postponement of projects due to the recession; adverse changes in customer buying patterns; customer acceptance of current prices and of future price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt the Company’s business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting and other regulation; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2008 Form 10-K, subsequent Forms 10-Q and other forms filed by the Company with the Securities and Exchange Commission.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$1,078,733	$1,008,045	$3,357,355	$2,930,427

Costs and expenses:
Cost of products sold (excl. deprec.)	500,806	480,472	1,597,291	1,405,548
Selling, distribution and administrative expenses	392,665	361,171	1,186,448	1,038,973
Depreciation	49,739	43,235	146,767	129,567
Amortization	5,001	4,837	16,487	11,575

Total costs and expenses	948,211	889,715	2,946,993	2,585,663

Operating income	130,522	118,330	410,362	344,764

Interest expense, net	(23,267)	(22,987)	(64,393)	(67,786)
Discount on securitization of trade receivables (b)	(3,191)	(4,379)	(9,041)	(12,736)
Other income (expense), net	(604)	258	(471)	890

Earnings before income tax expense and minority interest	103,460	91,222	336,457	265,132

Income tax expense	(40,557)	(34,416)	(131,850)	(102,767)
Minority interest in earnings of consolidated affiliate (d)	—	—	—	(3,230)

Net earnings	$62,903	$56,806	$204,607	$159,135

Net earnings per common share (e):

Basic earnings per share	$0.77	$0.69	$2.49	$1.96

Diluted earnings per share	$0.76	$0.67	$2.43	$1.90

Weighted average shares outstanding (e):
Basic	81,207	82,270	82,121	81,145
Diluted	82,706	84,605	84,161	84,209

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	December 31,	March 31,
	2008	2008
ASSETS
Cash	$42,171	$43,048
Trade receivables, net (b)	158,945	183,569
Inventories, net	428,330	330,732
Deferred income tax asset, net	27,415	22,258
Prepaid expenses and other current assets	76,405	67,110

TOTAL CURRENT ASSETS	733,266	646,717

Plant and equipment, net	2,337,901	2,194,870
Goodwill	1,076,537	969,059
Other intangible assets, net	195,814	148,998
Other non-current assets	31,920	27,620

TOTAL ASSETS	$4,375,438	$3,987,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$151,240	$185,111
Accrued expenses and other current liabilities	285,414	288,883
Current portion of long-term debt	10,227	40,400

TOTAL CURRENT LIABILITIES	446,881	514,394

Long-term debt (c)	1,810,181	1,539,648
Deferred income tax liability, net	521,135	439,782
Other non-current liabilities	80,861	80,104

Stockholders’ equity	1,516,380	1,413,336

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,375,438	$3,987,264

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	December 31, 2008	December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$204,607	$159,135
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	146,767	129,567
Amortization	16,487	11,575
Deferred income taxes	67,804	46,162
(Gain) loss on sales of plant and equipment	(418)	615
Minority interest in earnings	—	3,230
Stock-based compensation expense	16,347	13,165
Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables	—	95,600
Trade receivables, net	50,468	15,700
Inventories, net	(37,773)	(47,145)
Prepaid expenses and other current assets	(12,489)	4,921
Accounts payable, trade	(43,546)	(2,692)
Accrued expenses and other current liabilities	2,201	(6,399)
Other non-current assets	882	(1,037)
Other non-current liabilities	2,101	(140)

Net cash provided by operating activities	413,438	422,257

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(282,286)	(192,537)
Proceeds from sales of plant and equipment	11,598	6,387
Business acquisitions and holdback settlements (a)	(253,184)	(394,199)
Other, net	(577)	(1,325)

Net cash used in investing activities	(524,449)	(581,674)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,235,326	845,456
Repayment of debt	(999,559)	(683,328)
Purchase of treasury stock	(120,219)	—
Financing costs	(5,746)	—
Minority interest in earnings	—	(711)
Proceeds from the exercise of stock options	14,182	14,461
Stock issued for the employee stock purchase plan	12,235	10,169
Tax benefit realized from the exercise of stock options	10,530	10,079
Dividends paid to stockholders	(32,892)	(21,881)
Change in cash overdraft	(3,723)	3,773

Net cash provided by financing activities	110,134	178,018

Change in cash	$(877)	$18,601
Cash — Beginning of period	43,048	25,931

Cash — End of period	$42,171	$44,532

See attached Notes.

Notes:
(a)	During the nine months ended December 31, 2008, the Company purchased twelve businesses, including nine associated with the distribution of packaged gases and related hardgood products, one associated with the rental of safety equipment, one associated with refrigerant gases and one international acquisition related to the rental of welding equipment. The twelve acquired businesses historically generated aggregate annual revenues of approximately $184 million. A total of $253 million was paid for the acquisitions and the settlement of holdback liabilities associated with prior acquisitions.

(b)	The Company participates in a securitization agreement with three commercial banks to sell up to $360 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables sold under the agreement was $360 million at both December 31, 2008 and March 31, 2008. The “Discount on securitization of trade receivables” in the accompanying Consolidated Statements of Earnings represents the difference between the proceeds from the sale of trade receivables and the carrying value of those receivables.

(c)	The Company maintains a $1.7 billion senior credit facility with a syndicate of lenders. Approximately $231 million was available to the Company under this facility on December 31, 2008.

(d)	On July 3, 2007, the preferred stockholders of the National Welders joint venture exchanged their preferred stock for common stock of Airgas (the “NWS Exchange Transaction”). The Company issued 2.471 million shares of Airgas common stock to the preferred stockholders in exchange for all 3.2 million preferred shares of National Welders. As part of the negotiated exchange, the Company issued an additional 144 thousand shares (included in the 2.471 million shares) of Airgas common stock to the preferred shareholders, which resulted in a one-time net after-tax charge of $2.5 million, or $0.03 per diluted share.

(e)	The tables below present the computation of basic and diluted earnings per share for the three and nine months ended December 31, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2008	2007	2008	2007
Basic Earnings per Share Computation
Numerator
Net earnings	$62,903	$56,806	$204,607	$159,135

Denominator
Basic shares outstanding	81,207	82,270	82,121	81,145

Basic earnings per share	$0.77	$0.69	$2.49	$1.96

Diluted Earnings per Share Computation
Numerator
Net earnings	$62,903	$56,806	$204,607	$159,135
Plus: Preferred stock dividends (1)	—	—	—	711
Plus: Income taxes on earnings of National Welders (1)	—	—	—	245

Net earnings assuming preferred stock conversion	$62,903	$56,806	$204,607	$160,091

Denominator
Basic shares outstanding	81,207	82,270	82,121	81,145

Incremental shares from assumed exercises and conversion:
Stock options and options under the employee stock purchase plan	1,499	2,335	2,040	2,277
Preferred stock of National Welders (1)	—	—	—	787

Diluted shares outstanding	82,706	84,605	84,161	84,209

Diluted earnings per share	$0.76	$0.67	$2.43	$1.90

(1)	Prior to the July 3, 2007 NWS Exchange Transaction (see (d) above), the preferred stockholders of National Welders had the option to exchange their 3.2 million preferred shares of National Welders either for cash at a price of $17.78 per share or for approximately 2.3 million shares of Airgas common stock. If Airgas common stock had a market value of $24.45 per share or greater, exchange of the preferred stock was assumed because it provided greater value to the preferred stockholders. Based on the assumed exchange of the preferred stock for Airgas common stock, the 2.3 million shares were included in the diluted shares outstanding.

The National Welders preferred stockholders earned a 5% dividend, recognized as “Minority interest in earnings of consolidated affiliate” on the consolidated statement of earnings. Upon the exchange of the preferred stock for Airgas common stock, the dividend was no longer paid to the preferred stockholders, resulting in additional net earnings for Airgas. For the period in which the exchange was assumed, the 5% preferred stock dividend was added back to net earnings in the diluted earnings per share computation.

For periods prior to the NWS Exchange Transaction, the earnings of National Welders for tax purposes were treated as a deemed dividend to Airgas, net of an 80% dividend exclusion. Upon the exchange of National Welders preferred stock for Airgas common stock, National Welders became a 100% owned subsidiary of Airgas. As a 100% owned subsidiary, the net earnings of National Welders are not subject to additional tax at the Airgas level. For the period in which the exchange was assumed, the additional tax was added back to net earnings in the diluted earnings per share computation.

Upon the July 3, 2007 NWS Exchange Transaction, the issued shares of Airgas common stock were reflected as outstanding shares for the basic and diluted earnings per share computation for the three-month period ended December 31, 2007. The diluted earnings per share computation for the nine-month period ended December 31, 2007 includes the effect of the items described above, of which the exchange shares have been weighted to reflect the impact of the exchange transaction.

(f)	Unaudited business segment information for the Company’s Distribution and All Other Operations segments is shown below:

	Three Months Ended				Three Months Ended
	December 31, 2008				December 31, 2007
		All				All
		Other				Other
(In thousands)	Distribution	Ops.	Elim.	Total	Distribution	Ops.	Elim.	Total
Gas and rent	$502,142	$220,151	$(49,830)	$672,463	$458,081	$178,688	$(42,128)	$594,641
Hardgoods	379,439	29,256	(2,425)	406,270	384,659	30,855	(2,110)	413,404

Total net sales	881,581	249,407	(52,255)	1,078,733	842,740	209,543	(44,238)	1,008,045

Cost of products sold, excluding deprec. expense	424,886	128,175	(52,255)	500,806	421,305	103,405	(44,238)	480,472
Selling, distribution and administrative expenses	309,805	82,860	—	392,665	288,420	72,751	—	361,171
Depreciation	37,983	11,756	—	49,739	34,431	8,804	—	43,235
Amortization	3,350	1,651	—	5,001	3,960	877	—	4,837

Operating income	$105,557	$24,965	$—	$130,522	$94,624	$23,706	$—	$118,330

	Nine Months Ended				Nine Months Ended
	December 31, 2008				December 31, 2007
		All				All
		Other				Other
(In thousands)	Distribution	Ops.	Elim.	Total	Distribution	Ops.	Elim.	Total
Gas and rent	$1,514,844	$674,717	$(155,872)	$2,033,689	$1,316,798	$523,491	$(113,096)	$1,727,193
Hardgoods	1,236,144	95,039	(7,517)	1,323,666	1,123,345	85,032	(5,143)	1,203,234

Total net sales	2,750,988	769,756	(163,389)	3,357,355	2,440,143	608,523	(118,239)	2,930,427

Cost of products sold, excluding deprec. expense	1,353,130	407,550	(163,389)	1,597,291	1,222,831	300,956	(118,239)	1,405,548
Selling, distribution and administrative expenses	937,314	249,134	—	1,186,448	834,194	204,779	—	1,038,973
Depreciation	112,342	34,425	—	146,767	98,448	31,119	—	129,567
Amortization	12,207	4,280	—	16,487	9,079	2,496	—	11,575

Operating income	$335,995	$74,367	$—	$410,362	$275,591	$69,173	$—	$344,764

(g)	Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current presentation.

Reconciliation of Non-GAAP Financial Measure (Unaudited)
     Return on Capital:
     Reconciliation and computation of return on capital:

(Amount in thousands)	December 31, 2008	December 31, 2007
Operating Income — Trailing Four Quarters	$541,422	$438,055

Five Quarter Average of Total Assets	$4,122,411	$3,455,477
Five Quarter Average of Securitized Trade Receivables	360,000	287,080
Five Quarter Average of Current Liabilities (exclusive of debt)	(459,362)	(400,289)

Five Quarter Average Capital Employed	$4,023,049	$3,342,268

Return on Capital	13.5%	13.1%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Our management uses return on capital as one of the metrics for determining employee compensation. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation information may be different from the return on capital computations provided by other companies.
     Free Cash Flow:
     Reconciliation and computation of free cash flow:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2008	2007	2008	2007
Net cash provided by operating activities	$143,196	$198,989	$413,438	$422,257

Plus:
Operating lease buyouts	—	865	5,575	979
Proceeds from sales of plant and equipment	6,786	2,757	11,598	6,387
Tax benefit realized from the exercise of stock options	2,076	2,208	10,530	10,079
Stock issued for the employee stock purchase plan	4,133	3,551	12,235	10,169
Less:
Cash provided by the securitization of trade receivables	—	(75,000)	—	(95,600)
Capital expenditures	(97,087)	(63,926)	(282,286)	(192,537)

Free Cash Flow	$59,104	$69,444	$171,090	$161,734

The Company believes that free cash flow provides investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of our business strategy, including acquisitions, the prepayment of debt, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow metric may be different from free cash flow metrics provided by other companies.